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                               CO-PACK AGREEMENT

     THIS AGREEMENT is made this 8th day of  June, 1999

BETWEEN:

               NESTLE CANADA INC., a corporation organized and existing under the laws of the Province of Ontario (the "Vendor")

               - and -

               ARCHIBALD CANDY CORPORATION, a corporation organized and existing under the laws of the State of Illinois (the "Purchaser").


WHEREAS:

A. The Vendor and the Purchaser have entered into an Asset Purchase Agreement dated May 26, 1999 (the "Asset Purchase Agreement"), pursuant to which the Purchaser purchased from the Vendor certain assets as designated in the Asset Purchase Agreement;

B. The assets purchased by the Purchaser under the Asset Purchase Agreement include the retail business for the distribution and sale of the Products but do not include the production facility located at 1500 Birchmount Road, Scarborough, Ontario (the "Vendor's Facility"); nor do they include the equipment and machinery used to produce and package the Products and located at the Vendor's Facility;

C. The Purchaser desires that the Vendor produce for the Purchaser at the Vendor's Facility the products set forth in Schedule 1 attached hereto (collectively, the "Products");

D. The Vendor desires to produce the Products for the Purchaser at the Vendor's Facility;

          NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the Vendor and the Purchaser mutually agree as follows:

ARTICLE 1.  SPECIFICATIONS

1.1 The Vendor shall produce, package, store and ship the Products in accordance with Good Manufacturing Practices prevailing in the industry and in compliance (other than non-compliance in a minor or inconsequential manner) with the specifications, formulae, manufacturing processes, quality control standards,

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                                      -2-


          coding systems and any other standards or guidelines (collectively, the "Specifications") attached hereto as Schedule 2.

1.2       (a)  The Vendor shall use commercially reasonable efforts to implement such changes in the Specifications as the Purchaser may from time to time request. Such changes shall not be effective until agreed upon by the Vendor and the Purchaser in writing and signed by a duly authorized officer of the Vendor and the Purchaser.
               Any change in the Specifications which increases or decreases the Vendor's costs shall result in a commensurate increase or decrease in the prices set forth in Schedule 1 hereto; provided that any such price increases or decreases are agreed upon in a writing signed at such time by a duly authorized officer of the Vendor and the Purchaser.

          (b) The Vendor shall use commercially reasonable efforts to produce, package, store and ship additional products that the Purchaser may from time to time request, including gift items, seasonal items and specialty packaging. No such additional products shall become "Products" unless and until agreed upon (including the prices of such additional products) by the Vendor and the Purchaser in writing and signed by a duly authorized officer of the Vendor and the Purchaser.

1.3 In the event of a conflict or inconsistency between the Specifications and either a Good Manufacturing Practice or an applicable law or regulation, the Specifications shall control unless the application of a particular Specification would result in the violation of an applicable law or regulation, in which case that applicable law or regulation shall control.

1.4 The Vendor shall prepare, maintain and submit to the Purchaser the quality control records and reports referred to in Schedule 2 and shall also retain for the Purchaser, for a period of one week, at least four ounces of samples per Product per shift for quality control purposes. The Vendor also shall retain for the Purchaser, at the Purchaser's expense, any additional samples that the Purchaser reasonably requests.

1.5 Prior to the commencement of, and at any time during, production, packaging, storage and shipping operations, the Purchaser shall have the right, upon reasonable notice, to send one or more of its authorized employees to observe, audit and inspect, during regular business hours, the manufacturing, warehousing and any facilities, including the Vendor's Facility, used to produce, package, store and ship the Products, and the Purchaser shall have access to all relevant records of the Vendor, it being agreed that such employees may be assigned by the Purchaser on a full time basis and that the Vendor shall allow such employees to document the Vendor's purchasing, production, storage and shipping practices to

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          the extent relating to the Products.  The Vendor further agrees that, during the term of this Agreement and for the 90 days following the termination of this Agreement, it shall, upon the request of the Purchaser and at the Purchaser's expense (including, without limitation, a reasonable per diem charge), use reasonable efforts to make certain of its employees (as mutually agreed between the Vendor and the Purchaser) available to the Purchaser at the Purchaser's Chicago facility for purposes of training the Purchaser's employees in the manufacture of the Products.

1.6 If any of the Vendor's Facility, processes, inventories or equipment are in unsanitary condition or do not otherwise comply (a) with the Specifications (other than non-compliance in a minor or inconsequential manner) or (b) in all material respects, with all applicable laws, rules and regulations or the terms and conditions of this Agreement, the Vendor shall, within 30 days of notification by the Purchaser, take such action as will correct the deficiencies and bring such Vendor's Facility, processes, inventories and equipment into compliance with the Specifications, all applicable laws, rules and regulations and the terms and conditions of this Agreement.

1.7 The Vendor shall not relocate the production of the Products from the Vendor's Facility to another facility without the prior written consent of the Purchaser.

1.8 The Purchaser reserves the right at any time, either before or after shipment of any Products, to reject any Products which have not been produced, packaged, stored or shipped by the Vendor in compliance (other than non-compliance in a minor or inconsequential manner) with the Specifications or which are otherwise not in compliance, in all material respects, with the terms and conditions of this Agreement ("Non-Conforming Products"). Specifically, but not by way of limitation, both parties agree that:

          (a) the Purchaser may reject and refuse to pay for any Products which have been produced and packaged during a particular run if a representative number of samples from that production or packaging run do not comply (other than non-compliance in a minor or inconsequential manner) to the Specifications or are otherwise not in compliance, in all material respects, with the terms and conditions of this Agreement;

          (b)  the Purchaser may reject and refuse to pay for any Products which
               (i) have been damaged during storage or handling by the Vendor,
               (ii) do not fully comply with the Specifications (other than non-compliance in a minor or inconsequential manner) or (iii) do not fully comply, in all material respects, with the other terms and conditions of this Agreement;

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          (c)  any Product Supplies (defined in Paragraph 2.1), work in progress or Products rejected by the Purchaser pursuant to Paragraph
               1.8(a) or (b) hereof shall be dealt with by the Vendor at the Vendor's cost and expense in a manner which shall absolutely preclude re-use in the production of the Product (unless the Purchaser's consent to re-use is obtained, which consent shall not be unreasonably withheld). The Vendor shall remove all Purchaser identification and dispose of the same as mutually agreed in writing between the Purchaser and the Vendor;

          (d) if the Purchaser has previously paid the Vendor for Non-Conforming Products which are later validly rejected by the Purchaser, the Purchaser shall invoice the Vendor for the cost of such Non-Conforming Products thus rejected and for any freight, handling or other disposition costs or expenses incurred by the Purchaser in connection with such Non-Conforming Products, and the Purchaser shall be entitled, at the Purchaser's election, either to (i) offset and withhold the sum of such invoice amount from amounts due and owing to the Vendor hereunder or (ii) require the Vendor to pay to the Purchaser the sum of such invoice amount within 30 days of the date of such invoice;

          (e) in the event the Vendor has produced or shipped any Non-Conforming Products, the Purchaser may order the Vendor to suspend the further production or packaging of the affected Products until such time as the Vendor has corrected the non-conformity; and

          (f) If a Product becomes a Non-Conforming Product due to defective Product Supplies furnished by the Purchaser to the Vendor, then the Vendor shall not be liable to the Purchaser and the Purchaser shall pay all costs associated with the correction of each such non-conformity or with the disposition of such Product.

          (g) If the Purchaser chooses to accept a Non-Conforming Product as a "second" the Vendor and Purchaser shall mutually agree on the price to be paid by the Purchaser for such Non-Conforming Product, failing which the Purchaser shall have all of its rights relating to a Non-Conforming Product as provided herein or elsewhere in this Agreement.

1.9 The Vendor shall make available, at the Purchaser's request, the results of all federal, provincial and local inspection reports and sanitation audits, conducted any time during the term of this Agreement or up to 30 days after the termination of this Agreement, and relating to or affecting the (i) Vendor's Facility or (ii) Equipment, Product Materials, work-in-process or Products located therein. The Vendor shall notify the Purchaser's designated quality assurance representative immediately by telephone of any such inspections or audits or of any other

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                                      -5-


          information which indicates to the Vendor the presence of any Non-Conforming Products and shall telecopy written confirmation of such to the Purchaser within two business days. The Vendor shall promptly communicate to the Purchaser's designated quality assurance representative Products on "hold" beyond normal periods of time as specified in the Specifications and shall comply with the Purchaser's directions regarding the disposition of same.

1.10 The Vendor shall immediately notify the Purchaser by telephone and by telecopy and in accordance with Article 17 of any prospective recall, seizure, withdrawal or destruction of any of the Products or of the need for such actions of which the Vendor is aware. The Purchaser shall immediately notify the Vendor by telephone and by telecopy in accordance with Article 17 of any prospective recall, seizure, withdrawal or destruction of any of the Products or the need for such actions of which the Purchaser is aware. The Vendor and the Purchaser shall co-operate with one another in implementing any recall, seizure, withdrawal or destruction of any of the Products. The costs and expenses incurred in connection with any such recall, seizure, withdrawal or destruction of any of the Products shall be allocated between the Purchaser and the Vendor based on the relative fault, if any, of a party. In the event that neither the Purchaser nor the Vendor has any fault with respect to any such recall, seizure, withdrawal or destruction the Vendor and the Purchaser shall each pay one-half of all costs associated therewith; provided that where the fault is attributable to a supplier of the Vendor in connection with this Agreement, the Vendor shall pay all costs and the Purchaser shall assign to the Vendor any action it may have to pursue the third party at fault and shall cooperate with the Vendor in connection therewith.


ARTICLE 2.  PROCUREMENT

2.1       (a)  The Vendor shall have full responsibility for the procurement of and the payment for all raw materials, ingredients and packaging materials ("Product Supplies") necessary to produce the Products for the Purchaser in accordance with this Agreement. The Vendor shall have full responsibility for the procurement of and the payment for all services and arrangements necessary for it to produce, package, store and ship the Products for the Purchaser in accordance with this Agreement.

          (b) The Vendor shall store all Product Supplies in accordance with Good Manufacturing Practices prevailing in the industry and in strict compliance with the terms and conditions set forth in
               Schedule 2. Such Product Supplies shall be ordered in quantities mutually agreed to by the Purchaser and the Vendor.

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                                      -6-


          (c) The Vendor shall use its best efforts to purchase all Product Supplies at the lowest available cost, consistent with the Vendor's obligation to produce and package the Products in compliance with terms and conditions set forth in the Specifications and in compliance with the other terms and conditions of this Agreement.

2.2 The Purchaser shall have the right to review all pricing and/or supply proposals received by the Vendor and purchase orders placed by the Vendor in respect of any Product Supplies.

2.3 The Vendor shall examine all Product Supplies and shall have the final responsibility for accepting or rejecting Product Supplies which do not conform with (i) the Specifications, (ii) the other terms and conditions of this Agreement or (iii) applicable federal, provincial and local laws, rules, regulations and guidelines.

2.4 The Vendor shall handle all shipper damage and shortage claims relating to Product Supplies.


ARTICLE 3.  RECEIVING, SCHEDULING, STORAGE AND SHIPMENT

3.1 The Vendor's obligations with respect to receiving, scheduling of production, use of pallets, storage, handling and shipment of Products are as set forth in the Specifications, failing which the Vendor shall deal with such matters in accordance with the Vendor's ordinary practices.

3.2 Within 60 days of the date of this Agreement, the Purchaser shall provide a forecast of the Purchaser's anticipated requirements for the remaining term of the Agreement, broken down by Product and by SKU (the "Annual Forecast"). On or before the first day of each month, the Purchaser agrees to provide the Vendor with a rolling schedule of the Purchaser's production requirements for the shorter of (a) the following three month period and (b) the remainder of the term of the Agreement. Such rolling schedules shall include a firm production commitment for the first scheduled month (the "Monthly Production Order") and a non-binding estimate of the Purchaser's production requirements for the shorter of (a) the remaining two months covered by such schedule and (b) the remainder of the term of the Agreement. The Vendor shall meet the Purchaser's requirements as set forth in the Monthly Production Order and the Purchaser shall be required to purchase all Product so produced, except to the extent otherwise provided in Section 1.8 herein. If the Monthly Production Order in any rolling schedule provided by the Purchaser to the Vendor varies by 10% or more from the estimate for such month provided by the Purchaser to the Vendor in its previous rolling schedule, then any incremental increase or decrease in the cost of manufacturing

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          any of the Products resulting from such variation shall increase or decrease, dollar for dollar, the price for such Products as provided in Article 4 herein. If upon receipt of a forecast the Vendor becomes aware of its inability to meet its requirements set forth therein the Vendor shall promptly notify the Purchaser and cooperate with the Purchaser with respect thereto.

3.3 The Vendor shall maintain sufficient inventories of the Products to meet the rolling schedules provided to the Vendor by the Purchaser.

3.4 The Vendor shall prepare and submit to the Purchaser the receiving and shipping documents and the production and inventory control reports referenced in Schedule 2, as well as such other reports and records as the Purchaser may reasonably require to determine the Vendor's compliance with the terms and conditions of this Agreement.

3.5 Products manufactured by the Vendor for the Purchaser shall be stored in the Vendor's Facility until delivered to the Purchaser and the Purchaser shall pay its proportion of the fixed distribution costs for warehousing and "pick and pack", which shall be consistent with past practices.

3.6 The Vendor shall be responsible for the safe and proper loading of the Products onto all shipping vehicles used to ship the Products to the Purchaser.

3.7       (a)  Except as otherwise provided in the Asset Purchase Agreement, the
               Purchaser acknowledges and agrees that the Vendor and its Affiliates possess and may further develop in the future their own formulae, specifications and know-how in the manufacture of chocolates and other confectionary and that the Vendor currently does, and will continue to, manufacture on its own behalf and for others, using such formulae, specifications and know-how, chocolates and other confectionary similar to and competitive with the Products, and that, subject to confidentiality provisions between the Vendor and the Purchaser herein, the use by the Vendor of such formulae, specifications and know-how to produce and sell chocolates and other confectionary for itself and others shall not be considered to be an infringement or violation of the provisions of this Agreement.

          (b) Except as otherwise provided in the Asset Purchase Agreement, the Vendor acknowledges and agrees that the Purchaser and its Affiliates possess and may further develop in the future their own formulae, specifications and know-how in the manufacture of chocolates and other confectionary and that the Purchaser currently does, and will continue to, manufacture on its own behalf and for others, using such formulae, specifications and know-how, chocolate and other confectionary similar to

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               and competitive with products produced and sold by the Vendor, and that, subject to confidentiality provisions between the Vendor and the Purchaser herein, the use by the Purchaser of such formulae, specifications and know-how to produce and sell chocolates and other confectionary for itself and others shall not be considered to be an infringement or violation of the provisions of this Agreement.

3.8 Except as provided in (i) Paragraph 3.2 with respect to the Purchaser's one month firm production commitment and (ii) Paragraph
          14.7 upon termination, the Purchaser has no obligation to order any quantity of Products from the Vendor, provided that the Purchaser shall purchase all of its requirements for Products during the term of this Agreement from the Vendor if the Vendor is able to supply such Products to the Purchaser on a timely basis in accordance with the terms and conditions of this Agreement. Notwithstanding anything in this Agreement to the contrary, if, as a result of an event of force majeure, the Vendor is not able to supply any of the Products to the Purchaser, then the Purchaser (i) shall not be required to obtain its requirements for such Products from the Vendor for the duration of the event of force majeure and (ii) shall be able to rely on other parties to supply the Purchaser with its requirements for such Products, during the period of such force majeure.


ARTICLE 4.  INVOICES AND PAYMENTS

4.1 The Vendor's total price for the production and packaging of the Products shall be as set out in Schedule 1 hereto.

4.2 The prices listed in Schedule 1 shall be subject to adjustments on a quarterly basis (commencing three months after execution of this Agreement) as required to reflect any increases or decreases in the cost to the Vendor in the prices for ingredients, materials or packaging specifically related to the manufacturing of the Products. Any increase in costs incurred by the Vendor as a result of the relocation of the production of the Vendor's products to another facility shall not result in an increase in the prices charged by the Vendor to the Purchaser for the Products.

4.3 The Vendor shall invoice the Purchaser for the Products upon delivery f.o.b. the Vendor's Facility. The Purchaser shall be responsible for taking delivery of the Products at the Vendor's Facility unless otherwise requested by the Purchaser. If so requested by the Purchaser, the Vendor will organize delivery of the Products on the Purchaser's behalf (including making all claims against third parties as reasonably requested by the Purchaser). The Purchaser shall reimburse the Vendor for all costs, expenses and other amounts incurred or disbursed by the Vendor in so acting. Invoices shall indicate the description and quantity of

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                                      -9-


          Products produced to the Purchaser in each shipment. Payment terms are 1%/10 days net 30 days from the date of invoice; provided, that any amounts not paid by the Purchaser on or prior to the 30th day from the date of invoice shall bear interest at a per annum rate equal to the Prime Rate (in effect on such 30th day) PLUS 1% until paid. Prime Rate shall have the meaning provided in the Asset Purchase Agreement.

4.4 The Purchaser shall have the right to offset and withhold from amounts due and owing to the Vendor hereunder any sums which may be due and owing to the Purchaser from the Vendor under the terms of this Agreement.


ARTICLE 5.  TITLE AND RISK OF LOSS

5.1 All Product Supplies supplied by the Purchaser, if any, shall remain the property of the Purchaser at all times, but the Vendor shall bear sole responsibility for all risk of loss or damage to such Product Supplies while same are in the care, custody or control of the Vendor.

5.2 Risk of damage or loss and title to the Products shall remain with the Vendor until the same are delivered to the Purchaser at the Vendor's Facility.


ARTICLE 6.  TERM

6.1 This Agreement shall take effect on the date hereof, shall continue in effect for a term of one year. Notwithstanding the foregoing, this Agreement may be cancelled or terminated as provided in Article 14 hereof.

6.2 The representations, warranties and guarantees of the Vendor and the Purchaser contained in this Agreement shall survive the termination and cancellation of this Agreement for a period of four years.

6.3 The Vendor shall, at the Purchaser's expense for the 90 days following the termination of this Agreement, take all reasonable actions requested by the Purchaser to assist the Purchaser in the transition of the production, packaging, storage and shipping duties described hereunder from the Vendor's Facility to the Purchaser's facilities, including make the Vendor's facilities and certain employees (as mutually agreed between the Vendor and Purchaser) accessible for purposes of training. During such period, such employees of the Vendor shall be acting under the instructions of the Purchaser and the Purchaser shall indemnify the Vendor for loss, damages or claims against the Vendor arising from any action of such employees during such period. The Purchaser may request an extension

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          of such period and, upon such request, the Vendor and Purchaser shall discuss the possibility of such extension.

ARTICLE 7.  RECORDS AND AUDITS

7.1 The Vendor shall prepare, maintain and retain complete and accurate books and records relating to the receiving, production, packaging, testing, product analysis, customer complaints, storage and shipment of Product Supplies, Products, rejected Product Supplies, rejected Products and Non-Conforming Products. The Vendor shall also maintain and retain any other records required to be maintained under this Agreement or required to be kept by applicable federal, provincial or local laws, rules or regulations and guidelines or, at Purchaser's expense, otherwise reasonably requested by the Purchaser.

7.2 All books and records prepared, maintained or retained by the Vendor pursuant to this Agreement shall be made available to the Purchaser for its inspection upon reasonable notice to the Vendor during the Vendor's regular business hours. All such books and records shall be retained by the Vendor for a period of at least three years or longer, if required by applicable federal, provincial or local laws, rules or regulations. Prior to destroying any such books and records, the Vendor shall first offer to deliver the same to the Purchaser, at the Purchaser's expense.

ARTICLE 8.  CONFIDENTIAL AND PROPRIETARY INFORMATION

8.1 Subject to Section 8.2, all business and technical information, whether in written or oral form and including, but not limited to, technical know-how, specifications, recipes, formulae, manufacturing processes, quality control standards, coding systems, instructions and procedures associated with the Products, which the Purchaser may disclose to the Vendor or to any employee, agent or representative of the Vendor, shall be received and retained by the Vendor and its employees, agents and representatives as strictly confidential and, except as provided for herein, may not be disclosed to any third party. The Vendor shall not disclose any such information to any officer, director, employee, agent, representative or contractor of the Vendor not having a need to know such information, and such persons shall only use such information, in connection with the performance of the Vendor's obligations herein.

8.2 The Vendor shall not have an obligation of confidentiality with respect to any information which:

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          (a)  is in the public domain at the time of receipt from the
               Purchaser, or which comes into the public domain without breach of an obligation assumed hereunder; or

          (b) becomes known to the Vendor on a non-confidential and good faith basis through a third source whose own acquisition and disclosure were entirely independent of the Vendor, not in breach of any obligation hereunder and not on a confidential basis;

          (c)  is approved for disclosure by the Purchaser in writing;

          (d)  is required by law to be disclosed, or

          (e) is known by the Vendor on the date hereof (except to the extent constituting "Assets" under the Asset Purchase Agreement which are exclusive to the Purchaser).

8.3 All originals and copies of documented business and technical information identified or reasonably identifiable as confidential or proprietary to the Purchaser in the Vendor's possession shall (except as provided in Section 8.2) be and shall remain the exclusive property of the Purchaser at all times and shall be returned by the Vendor to the Purchaser upon the termination of this Agreement.

8.4 Subject to Section 8.5 the Purchaser acknowledges and agrees that under this Agreement the Purchaser and its representatives, employees and agents may learn or come into possession of business and technical information, whether in written or oral form and including but not limited to, technical know-how, specifications, recipes, formulae, manufacturing processes, quality control standards, coding systems, customer and supplier information, instructions and procedures associated with the products of the Vendor ("confidential information") and that the Purchaser, its representatives, employees and agents shall not disclose or use any such confidential information other than in connection with verifying the Vendor's compliance with the terms and conditions of this Agreement, including the Schedules, or as required by law to be disclosed by the Purchaser.

8.5 The Purchaser shall not have an obligation of confidentiality with respect to any information which:

          (a) is in the public domain at the time of receipt from the Vendor, or which comes into the public domain without breach of an obligation assumed hereunder; or

          (b) becomes known to the Purchaser on a non-confidential and good faith basis through a third source whose own acquisition and disclosure were

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                                      -12-


               entirely independent of the Purchaser, not in breach of any obligation hereunder and not on a confidential basis;

          (c)  is approved for disclosure by the Vendor in writing;

          (d)  is required by law to be disclosed;

          (e)  is known by the Purchaser on the date hereof; or

          (f)  constitutes an "Asset" under the Asset Purchase Agreement.

8.6 All originals and copies of documented business and technical information identified or reasonably identifiable as confidential or proprietary to the Vendor in the Purchaser's possession shall (except as provided in Section 8.5) be and shall remain the exclusive property of the Vendor at all times and shall be returned by the Purchaser to the Vendor upon the termination of this Agreement.


ARTICLE 9.  PURE FOOD GUARANTEE

9.1 The Vendor warrants that its obligations hereunder shall be performed in full compliance with all applicable federal, provincial and local laws, rules, regulations and guidelines. Specifically, but not by way of limitation, the Vendor warrants that all Products which are produced and packaged for the Purchaser and all packaging and other materials which come in contact with the Products will be of the highest quality (given the nature of the product), merchantable, fit for their intended purpose and free from any defect in materials and workmanship and will not at the time of shipment to the Purchaser be adulterated, contaminated or misbranded by the Vendor within the meaning of any applicable federal, provincial or local laws, rules or regulations.


ARTICLE 10.  TRADEMARKS

10.1 Unless otherwise instructed by the Purchaser, all the Products shall be packaged by the Vendor under Purchaser-owned trademarks, trademarks licensed to the Purchaser or such other trademarks as the Purchaser may designate.

10.2 Nothing in this Agreement shall give the Vendor any right, title or interest in (i) any Purchaser-owned trademark, any trademark licensed to the Purchaser or any private trademark designated by the Purchaser,
          (ii) any Purchaser or other trade name or (iii) the goodwill connected with any such trademark or trade name, except the right to use the same in strict accordance with this Agreement. The Vendor shall not contest the validity or ownership of any trademark described in

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          Paragraph 10.1 or assist others in contesting the validity or ownership of any such trademark.

10.3 The Vendor shall promptly notify the Purchaser in writing of any infringement or potential infringement of any trademark described in Paragraph 10.1 of which the Vendor becomes aware. Without the express written permission of the Purchaser, the Vendor shall have no right to bring any action or proceeding relating to such infringement or potential infringement or which involves, directly or indirectly, any issue the litigation of which may affect the interest of the Purchaser. Nothing in this Agreement shall obligate the Purchaser to take any action relating to any such infringement or potential infringement.

10.4 The Vendor shall not adopt any trademark, trade name, trade dress, labelling or packaging which, in the judgment of the Purchaser, is deceptively similar to or is likely to cause confusion with respect to a trademark described in Paragraph 10.1 or with respect to any Product.

10.5 The Vendor shall not make use of or display any of the trademarks described in Paragraph 10.1 except for the purpose of fulfilling its obligations to the Purchaser under this Agreement and only in strict compliance thereof.

10.6 The Vendor agrees that the Purchaser shall determine all printed matter on packaging materials and labels in connection with the Products. The Vendor agrees not to affix any label or use any printed material in connection with the Products which has not been provided to the Vendor by the Purchaser or, for which the Vendor has not received the prior written approval of the Purchaser or, which is not otherwise required to satisfy applicable legislation.


ARTICLE 11.  WARRANTY AND INDEMNITY

11.1 In the event of consumer, customer or governmental agency complaints, demands, claims or legal actions alleging illness, injury, death or damage as a result of the consumption or use of any Products produced, packaged, stored or shipped by the Vendor to the Purchaser, the Vendor shall indemnify and hold the Purchaser and its representatives and affiliates harmless from and against any and all liability, loss, damage, cost or expense (including court costs and attorney's fees), of whatsoever nature and by whomsoever asserted, arising out of, resulting from, or in any way connected with such complaint, demand or legal action, except that the Vendor shall not be responsible for, and shall not be required to indemnify or hold the Purchaser and its representatives and affiliates harmless against any liability for illness, injury, death or damage attributable to defects in Products which (i) independent investigation discloses originated after the Product left the care, custody and control of the Vendor and was not attributable to any act or omission of the Vendor prior to such Product leaving the custody and control of the Vendor or (ii) arises from defective Product Supplies furnished by the Purchaser to the Vendor. The Vendor shall assume full responsibility for, and the expense of, the investigation, defence, settlement and payment of all such complaints, demands, claims and legal actions for which Vendor is responsible, provided that the Purchaser may, at its expense, participate in any legal action through counsel of its own choice. The Purchaser shall promptly notify the Vendor of any such complaint, demand, claim or legal action and shall reasonably co-operate in the defence thereof. The Purchaser shall assume full responsibility for, and shall indemnify and hold the Vendor harmless from any loss, damage or expense Vendor suffers arising from Products produced with defective Product Supplies furnished by the Purchaser to the Vendor.

11.2 The Vendor shall maintain comprehensive general liability insurance (including contractual liability), with limits of not less than $10,000,000 per occurrence for claims arising from bodily injury or death to any person or persons and loss and damage to any property. Such insurance shall be carried with an insurance company acceptable to the Purchaser, and shall include product liability coverage and an endorsement naming the Purchaser as an additional insured. The terms and conditions of such policy shall not be changed and shall not be altered or cancelled until at least 12 months after the termination of this Agreement. A certificate of such insurance coverage shall be furnished by the Vendor to the Purchaser at the closing of the Asset Purchase Agreement and thereafter from time to time upon the Purchaser's request.


ARTICLE 12.  FORCE MAJEURE

12.1 All consequences, direct or indirect, of a labour dispute, fire, war and circumstances beyond the control of either of the parties hereto shall excuse performance of such party's obligations hereunder to the extent performance has been prevented by any such force majeure events. However, in the event that either party shall be unable to perform any part of its obligations and duties hereunder, or in the event that either party anticipates that it may become unable to perform any of its obligations and duties hereunder, it shall forthwith advise the other party of the extent of its inability to perform. In the event that such inability is a significant inability of one party to perform and shall continue for a period of 90 days, the other party shall have the right to terminate this Agreement on giving 30 days' prior written notice to the party unable to perform its obligations hereunder.


ARTICLE 13.  RELATIONSHIP

13.1 The relationship which the Vendor holds as to the Purchaser is that of an independent contractor. This Agreement is not intended to create and shall not be construed as creating between the Purchaser and the Vendor the relationship of principal and agent, joint venturers, partners or any similar relationship, the existence of which is hereby expressly denied, nor shall the Vendor be considered in any sense an affiliate or subsidiary of the Purchaser. The Vendor shall not have any authority to create or assume in the Purchaser's name or on the Purchaser's behalf any obligations, expressed or implied, or to act or purport to act as the Purchaser's agent or legally empowered representative for any purpose whatsoever. Neither party shall be liable to any third party in any way for any engagement, obligation, commitment, contract, representation, transaction, act or omission to act of the other, except as expressly provided herein.

13.2 Except as otherwise provided in this Agreement, the Vendor shall have exclusive control over the production, packaging and storage of the Products and shall direct and be responsible for the performance of all operations at the Vendor's Facility. The Vendor shall retain exclusive legal responsibility for the performance of and the compliance with all of the terms and conditions of this Agreement which are to be performed or complied by the Vendor.


ARTICLE 14.  TERMINATION

14.1 The Purchaser reserves the right to immediately terminate this Agreement (subject to Paragraph 14.2) in the following circumstances:

          (a) Where the Vendor has failed to perform or meet any material term or condition hereof and has failed to correct the same within 10 days after written notice of such failure by the Purchaser unless Vendor is diligently attempting to cure such failure or such failure to perform or comply is subject to a bona fide dispute between the parties;

          (b) Where (i) the Vendor fails to vacate an involuntary bankruptcy, insolvency or re-organization petition or petition for an arrangement or composition with creditors filed against the Vendor within 60 days after the date of such filing, or files such a petition on a voluntary basis, (ii) the Vendor makes an assignment or deed of trust for the benefit of creditors, (iii) the Vendor fails to vacate the appointment of a receiver or trustee for Vendor or for any interest in the Vendor's business within 60 days after such appointment, (iv) the Vendor permits an attachment to be levied against and remain outstanding on any of its equipment or plant for more than 30 days, (v) the Vendor ceases to do business as a going concern or ceases to conduct its operations in the normal course of business,

14.2 The Vendor agrees that, in case any of the events set forth in Paragraph 14.1 should occur, the Purchaser may, at its sole option, elect to terminate this Agreement (i) immediately or (ii) up to 60 days from the date of the Purchaser's notice of termination to the Vendor, it being understood that during such notice period, the Vendor shall continue to produce, package, store, ship and sell Products to the Purchaser in accordance with the terms and conditions of the Agreement.

14.3 Notwithstanding any other provision of this Agreement, the Purchaser may elect to terminate this Agreement immediately in the event the Vendor fails to meet the Purchaser's Monthly Production Orders for three consecutive months or four months in the term.

14.4 The Vendor reserves the right to terminate this Agreement on not less than 60 days prior written notice to the Purchaser in the following circumstances:

          (a) Where the Purchaser fails to make any payment due to the Vendor hereunder within 10 days of the due date, unless the amount in issue is subject to a bona fide dispute between the parties;

          (b) where the Purchaser has failed to perform or comply with any material term or condition hereof and has failed to cure such nonperformance or noncompliance within 30 days after receipt of written notice of such failure from the Vendor unless Purchaser is diligently attempting to cure such failure or such failure to perform or comply is subject to a bona fide dispute between the parties;

          (c) Where (i) the Purchaser fails to vacate an involuntary bankruptcy, insolvency or re-organization petition or petition for an arrangement or composition with creditors filed against the Purchaser within 60 days after the date of such filing, or files such a petition on a voluntary basis, (ii) the Purchaser makes an assignment or deed of trust for the benefit of creditors, (iii) the Purchaser fails to vacate the appointment of a receiver or trustee for Purchaser or for any interest in the Purchaser's business within 60 days after such appointment,
               (iv) the Purchaser permits an attachment to be levied against and remain outstanding on any of its equipment or plant for more than 30 days, (v) the Purchaser ceases to do business as a going concern or ceases to conduct its operations in the normal course of business.

14.5 Any failure by either party to notify the other party of a violation, default or breach of this Agreement, or to terminate this Agreement on account thereof, shall not constitute a waiver of such violation, default or breach or a consent, acquiescence or waiver of any late violation, default or breach, whether of the same or a different character.

14.6 Except as otherwise provided herein, upon termination of this Agreement, the Vendor shall discontinue all use of the trademarks referred to in Article 10 hereof and shall return to the Purchaser all originals and copies of all information proprietary to the Purchaser, subject to Article 8 hereof, but such termination shall not affect any obligation or liability incurred by the Vendor prior to termination.

14.7 Upon termination of this Agreement, the Purchaser agrees to purchase from the Vendor all Products and Product Supplies purchased by the Vendor for the sole purpose of producing and packaging the Products but not in excess of inventory levels based on the Annual Forecast (provided that in no event shall the Purchaser be obligated to purchase more than the average of the most recent three months of inventory levels). In the case of the Products the price shall be as provided herein and, in the case of Product Supplies, the price shall be invoiced cost.

14.8 Upon termination of this Agreement, the Vendor shall provide to the Purchaser a complete and accurate list of the ten largest suppliers of the Product Supplies (in terms of dollar volume of purchases from such supplier during the preceding year).


ARTICLE 15.  MOULDS AND EQUIPMENT

15.1 Upon the termination of this Agreement, the Vendor agrees to sell to the Purchaser, for an aggregate purchase price of $1.00, the following:

          (a) all moulds exclusively used to manufacture Laura Secord products; and

          (b) all printing plates, films and dies exclusively used to manufacture Laura Secord products.

15.2 Upon the termination of this Agreement and for a period of 3 years thereafter, the Vendor agrees that in the event it decides to sell any of the following equipment located at the Birchmount Facility:

          (a)  the Hutt/Whetstone/Wrapper Line;

          (b)  the NID Moulding/Cooling Tunnel (Line A or B);

          (c)  the Forgrove Foil Wrapper; and

          (d)  the vacuum form mould and original die form;

          then the Vendor shall first offer to the Purchaser the right to negotiate with the Vendor, for a period of 30 days, with respect to the purchase by the Purchaser of any of the above listed equipment.


ARTICLE 16.  SEVERABILITY AND GOVERNING LAW

16.1 In the event that any provision of this Agreement is declared invalid or contrary to any applicable law, rule, regulation or public policy, all remaining provisions hereof shall continue in full force and effect.

16.2 The validity, enforceability and interpretation of this Agreement shall be determined in accordance with the laws of the Province of Ontario. The parties hereto agree to be subject to the jurisdiction of the courts of the Province of Ontario.


ARTICLE 17.  NOTICES

17.1 Any notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been sufficiently given if (i) delivered personally, (ii) sent by prepaid courier service or registered mail, or (iii) sent by facsimile with the original to follow, in each case to the applicable address below:

          if to the Vendor:

          Nestle Canada Inc.
          25 Sheppard Avenue West,
          Toronto, Ontario
          M2N 6S8

          Attention:  Terrence Ellwood (Senior Vice-President and General
                      Counsel)

          Facsimile:  (416) 218-2677
          if to the Purchaser:

          Archibald Candy Corporation
          1137 West Jackson Blvd.
          Chicago, Illinois  60607

          Attention:  Ted A. Shepherd (President and Chief Operating Officer)

          Facsimile:  (312) 243-3992

17.2 All notices or other communications required by this Agreement in respect of the recall, seizure, withdrawal or destruction of any of the Products shall be addressed as follows:

          if to the Vendor:

          Nestle Canada Inc.
          25 Sheppard Avenue West,
          Toronto, Ontario
          M2N 6S8

          Attention:  Martha Leyburn (Nestle Quality Assurance)
          Telephone:  (416) 218-3030
          Facsimile:  (416) 218-2677


          if to the Purchaser:

          Archibald Candy Corporation
          1137 West Jackson Blvd.
          Chicago, Illinois  60607

          Attention:  Ted A. Shepherd (President and Chief Operating Officer)

          Facsimile:  (312) 243-3992

17.3 Either party may from time to time change its address, telephone number or facsimile number or the addressee under this Article 17 by notice to the other party given in the manner provided by this Article.


ARTICLE 18.  MISCELLANEOUS

18.1 The Vendor shall not assign, convey or transfer this Agreement or any part of its rights or delegate any of its obligations under this Agreement without the express written consent of the Purchaser. In the event such written consent is obtained, the holder or holders through assignment, transfer or conveyance of this Agreement or the rights granted hereunder shall be bound by all of the terms and conditions thereof.

18.2 This Agreement, including all schedules attached hereto, constitutes the entire understanding between parties relating to the subject matter hereunder and supersedes and cancels any and all previous contracts or agreements between the parties with respect to the subject matter hereunder. This Agreement may not be altered, amended or modified except by written instrument executed by duly authorized officers of the Purchaser and of the Vendor.

18.3 The headings contained herein are inserted for convenience only and shall not be deemed to have any substantive meaning.

18.4 The parties hereto agree that this Agreement is to be drafted in the English language.

          IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized officials on the day and year first above written.


                                       NESTLE CANADA INC.


                                       By: /s/ James M. Singh
                                           -----------------------------------
                                       Name:   James M. Singh
                                       Title:  Executive Vice-President and
                                               Chief Financial Officer



                                       ARCHIBALD CANDY CORPORATION



                                       By: /s/ Ted A. Shepherd
                                           -----------------------------------
                                       Name:   Ted A. Shepherd
                                       Title:  President and Chief Operating
                                               Officer